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                                                                    EXHIBIT 11.1

                              E-TEK DYNAMICS, INC.
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data) for fiscal years ended June 30, 1994 and June 30, 1995. (For fiscal years ended June 30, 1996, 1997 and 1998, see page F-9 of this Registration Statement.)


                                                                                                      YEAR ENDED JUNE 30,
                                                                                               -------------------------------
                                                                                                    1994              1995
                                                                                               -------------     -------------
NUMERATOR:
 Net income                                                                                      $     1,930       $     7,706
 Preferred Stock accretion                                                                       -----------       -----------

 Net income available to Common Stockholders (Basic)                                                   1,930             7,706

 Preferred Stock accretion                                                                                --                 -
 Net income available to Common Stockholders and assumed conversion (Diluted)                    $     1,930       $     7,706
                                                                                                 ===========       ===========

DENOMINATOR:
 Denominator for basic earnings per share - weighted average shares                               50,000,000        50,000,000
 Effect of dilutive securities
  Common Stock options                                                                                    --                --
  Unvested Common Stock subject to repurchase                                                             --                --
  Mandatorily Redeemable Convertible Preferred Stock                                                      --                --
                                                                                                 -----------       -----------

 Denominator for dilutive earnings per share - adjusted weighted average shares and
 assumed conversions                                                                              50,000,000        50,000,000
                                                                                                 ===========       ===========

Basic earnings per share                                                                         $      0.04       $      0.15
                                                                                                 ===========       ===========

Diluted earnings per share                                                                       $      0.04       $      0.15
                                                                                                 ===========       ===========